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Exhibit 99(l)

[MAYER BROWN ROWE & MAW LETTERHEAD LOGO]
October 12, 2006	Mayer, Brown, Rowe & Maw LLP 214 North Tryon Street Suite 3800 Charlotte, North Carolina 28202-2137
Clough Global Opportunities Fund c/o ALPS Mutual Fund Services 1625 Broadway, Suite 2200 Denver, Colorado 80202	Main Tel (704) 444-3500 Main Fax (704) 377-2033 www.mayerbrownrowe.com
Re:	Registration Statement on Form N-2 1933 Act File No. 333-136751 1940 Act File No. 811-21846

        Ladies and Gentlemen:

        We have acted as counsel to Clough Global Opportunities Fund, a statutory trust created under the Delaware Statutory Trust Act (the "Trust"), in connection with the proposed offering by the Trust of an aggregate of 3,600 shares of its Auction Market Preferred Shares, Series M7, 3,600 shares of its Auction Market Preferred Shares, Series W7, 3,600 shares of its Auction Market Preferred Shares, Series F7, 3,600 shares of its Auction Market Preferred Shares, Series T28 and 3,600 shares of its Auction Market Preferred Shares, Series Th28, each with a liquidation preference of $25,000 per share (collectively, the "Preferred Shares").

        This opinion is furnished in connection with the filing of the Trust's Registration Statement on Form N-2 under the Securities Act of 1933, as amended (File No. 333-136751) (the "Registration Statement").

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates of public officials, certificates of officers or other representatives of the Trust and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the purchase agreement (the "Purchase Agreement") between the Trust and the underwriters party thereto relating to the offer and sale of the Preferred Shares will be executed and delivered in substantially the form reviewed by us and that the share certificates representing each series of Preferred Shares will conform to the specimen examined by us. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Trust and others.

Berlin Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles New York Palo Alto Paris Washington, D.C.
Independent Mexico City Correspondent: Jauregui, Navarrete y Nader S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

Mayer, Brown, Rowe & Maw LLP
October 12, 2006

        We do not express any opinion as to any laws other than the Delaware Statutory Trust Act.

        Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective; (ii) the Purchase Agreement has been duly executed and delivered; (iii) certificates representing the Preferred Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Preferred Shares and registered by such transfer agent and registrar; and (iv) the Preferred Shares have been delivered to and paid for by the Underwriters in accordance with the terms of the Purchase Agreement, the issuance and sale of the Preferred Shares will have been duly authorized by the Trust, and the Preferred Shares will be validly issued, fully paid and nonassessable (except as provided in the last sentence of Section 3.7 of the Trust's Agreement and Declaration of Trust).

        We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement.

Sincerely,
/s/ Mayer, Brown, Rowe & Maw LLP
Mayer, Brown, Rowe & Maw LLP

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  Exhibit 99(l)